Exhibit 14.1

TIFFANY & CO.
CODE OF BUSINESS AND ETHICAL CONDUCT FOR DIRECTORS, THE CHIEF EXECUTIVE OFFICER, THE CHIEF FINANCIAL OFFICER AND ALL OTHER OFFICERS OF THE COMPANY

Directors of the Company, the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and all other officers of the Company1 hold an important and elevated role in corporate governance. Accordingly, this Code provides principles to which these persons are expected to adhere and to advocate in the performance of their corporate duties:

1.	They must always promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships.

2.	They must not use their Company position for personal gain such as by soliciting or accepting for personal benefit business opportunities that might otherwise accrue to the benefit of the Company.

3.	They must comply with applicable law.

4.
In conformance to their obligations under applicable law, they must provide the Securities and Exchange Commission, the public and other constituents with reports, documents and information that are timely and understandable.

5.	They must act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

6.
They must respect the confidentiality of information acquired in the course of their duties except when authorized or otherwise legally obligated to disclose such information. Confidential information acquired in the course of their duties must not to be used for personal advantage.

7.	They must responsibly use and control all Company assets and resources employed by or entrusted to them.

8.
They must promptly report to the attention of the VP - Internal Audit, CFO, CEO and Audit Committee of the Board of Directors (through its chairperson) any Code violations and suspected illegal, unethical or otherwise dishonest activities that could, in each case, reasonably be expected to have a material impact on the Company or its business, financial condition, results of operations or prospects..

9.	They must conform to policies established by the Board of Directors with respect to trading in the Company’s securities.

10.
They must not take any action to fraudulently influence, coerce, manipulate, or mislead any auditor engaged in the performance of an audit for the purpose of rendering the financial statements materially misleading.

11.     Any waiver of this code of ethics may only be made by the Board of Directors.

[1]
The term “all other officers of the Company" refers to those who are designated by the Board of Directors of Tiffany & Co., a Delaware corporation, as executive officers or officers for purposes of Section 16 of the Securities Exchange Act.